EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FRIDAY, May 3, 2024

SOTHERLY HOTELS INC. ANNOUNCES REFINANCING AND RENOVATION PLANS FOR PHILADELPHIA HOTEL

Williamsburg, Virginia – May 3, 2024 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that the Company has executed an extension which includes amended mortgage loan terms on its first mortgage with TD Bank, collateralized by the DoubleTree by Hilton Philadelphia Airport in Philadelphia, PA. The interest-only loan, which has been reduced by $3.0 million to $35.9 million, matures in April 2026 and carries a floating interest rate based on SOFR plus 3.5%. As part of the transaction, the Borrower purchased an Interest Rate Cap capping SOFR at 3.0%. The Company also announced that it has entered into a new 10-year franchise agreement with Hilton Worldwide to relicense the hotel under the DoubleTree by Hilton flag. As part of the new agreement with Hilton, the Company will undertake a renovation of the property, with a cost of approximately $11.5 million and an estimated completion date of April 2026. Renovation plans for the property to include upgrades to guestrooms, public spaces, food and beverage spaces, and building exterior.

“We are pleased with the completion of the restructuring of the mortgage loan for this hotel with its current lender,” commented Dave Folsom, Chief Executive Officer of the Company. “Given the current lending environment and challenges faced in the Philadelphia market following the pandemic, we view the loan terms as a positive outcome for the Company. By simultaneously entering into a new 10-year franchise agreement with Hilton, we believe we are aligning ourselves with a strong brand and are positioning the hotel for success for the foreseeable future.”

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Sotherly may also opportunistically acquire hotels throughout the United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, comprising 2,786 rooms, as well as interests in two condominium hotels and their associated rental programs. The Company owns hotels that operate under the Hilton Worldwide and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Mack Sims

Sotherly Hotels Inc.

SOTHERLY HOTELS

OUR TOWN. YOUR HOME.

306 S. HENRY ST., STE. 100, WILLIAMSBURG, VA 23185 SOTHERLYHOTELS.COM OFFICE PHONE : 757 : 229 5648 FAX : 757 : 564 8801

[NASDAQ : SOHO]

306 South Henry Street, Suite 100

Williamsburg, Virginia 23185

(757) 229-5648